Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Aravive, Inc. (formerly known as Versartis, Inc.) of our report dated March 6, 2018, except for the effects of the reverse stock split discussed in Note 16 to the consolidated financial statements, as to which the date is March 14, 2019, relating to the financial statements of Aravive, Inc., which appears in Aravive Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
San Jose, California
September 20, 2019